EXHIBIT 10.7

FHLBANK San Francisco

2010 Executive Performance Unit Plan

Summary Description

PLAN PURPOSE

To optimize the Bank’s performance in accomplishing Board-approved goals.

PLAN OBJECTIVES

To motivate key executives to position the Bank to exceed specified long-term Bank goals that directly support the business plan and long-term strategic plan. To attract and retain outstanding executives by providing a competitive total compensation program, including a cash-based long-term incentive reward opportunity tied to the performance of the Bank against specified performance measures.

PARTICIPANTS

Participants are key executives whose performance has a major impact on the Bank’s success. Participants are the incumbents in the Bank’s senior officer positions, including:

President

Executive Vice President

Senior Vice Presidents (excluding the Senior Vice President, Director of Internal Audit – participates in the Audit Performance Unit Plan)

PERFORMANCE PERIOD

The Executive Performance Unit Plan (EPUP) pays incentive awards related to the achievement of Bank performance over a three-year performance period. The 2010 EPUP is effective January 1, 2010, and is based on performance from January 1, 2010 through December 31, 2012.

PERFORMANCE METRICS

Performance metrics balance financial, member, and risk management objectives, focusing on achievement of Adjusted Return on Capital Spread and Risk Management goals. Adjusted Return on Capital Spread will be weighted 50% and Risk Management will be weighted 50%. Target performance levels reflect long-term performance expectations. Unlike the President’s Incentive Plan (PIP) and Executive Incentive Plan (EIP), participants do not have an individual goal under the EPUP.

1.	3-Year Average Adjusted Return on Capital Spread: Adjusted Return on Capital Spread is the primary measure the Bank uses to determine total rate of return to shareholders. The target Adjusted Return on Capital Spread has been set at 1.65% and represents the projected average for the performance period (January 1, 2010 through December 31, 2012). The target Adjusted Return on Capital Spread is consistent with the Bank’s Strategic Plan forecast and reflects the Bank’s continued mission-consistent focus on member’s mortgage finance business. Threshold (75% of plan) Adjusted Return on Capital Spread has been set at 1.40%, 150% of target has been set at 2.15% and 200% of target has been set at 2.65%.

2.	3-Year Average Risk Management: Risk Management is based on the 3-year average of the actual Risk Management goal achievement levels under the 2010, 2011, and 2012 annual incentive plans, and will be set at the end of the performance period.

Actual achievements of performance metrics are subject to adjustment for changes resulting from movements in interest rates, changes in financial strategies or policies, as well as other factors determined by the Board for which management should not receive credit or be held accountable.

EPUP ACHIEVEMENT MEASURES

The Executive Performance Unit Plan rewards four levels of performance achievement, as follows:

Achievement Level	Measure Definition
Threshold (75%)	Minimum level of performance that must be achieved for awards to be paid.

Target (100%)	Performance that is expected under the Bank’s Plan.

150% of Target	An optimistic achievement level that exceeds levels forecasted from expected business.

200% of Target	The most optimistic achievement level that far exceeds levels forecasted from expected business.

AWARD DETERMINATION

An award is calculated and paid in whole or part at the end of the 2010 plan term (during the first quarter of 2013). Awards earned are based on the level at which the 3-year performance goals have been achieved. Final awards will be prorated for participants promoted or hired into an eligible position during the performance period, and for participants who take a leave of absence during the performance period. Target payouts for the January 1, 2010 through December 31, 2012, performance period are presented on the following page. Note that the percentages of award opportunity provided below are not the award percentages of base salary. See the formula on the next page for payout percentages.

Potential Dividend Spread Goal (3 Yr. Avg.)			Risk Management Goal (3 Yr. Avg.) [1]

		% of Award Opportunity		% of Award Opportunity

Threshold	1.40%	25%	Threshold	25%

Target	1.65%	50%	Target	50%

150% of Target	2.15%	75%	150% of Target	75%

200% of Target	2.65%	100%	200% of Target	100%

Notes:
[1] Performance levels for risk management will be based on the average of the actual 3-year performance during the 3-year EPUP period.

Award payouts may be modified up or down at the Board’s discretion (+/- 25% of the dollar award derived from the table) to account for performance that is not captured in the performance metrics. Performance below the threshold achievement level for either measure normally will not result in an incentive award.

AWARD OPPORTUNITY

Individual EPUP targets for each plan year are established annually for each participant at the beginning of each calendar year. Target award levels are stated below as a percentage of the February 1st base salary at the beginning of the performance period.

Award Range Scale (some % rounded)

2010 Plan Year – EPUP Payout as % of 2010 Base Salary (as of February 1st)

Position Level	Threshold[1]	Target[2]	150% of Target[3]	200% of Target[4]
President	25%	50%	75.0%	100%
Executive Vice President	20%	40%	60.0%	80%
Senior Vice Presidents	18%	35%	52.5%	70%

Notes:

1 –	50% of target payout; based on achieving 1.40% Adjusted Return on Capital Spread and the 3-year average of the actual risk management achievement levels during the period.

2 –	100% of target payout; based on achieving 1.65% Adjusted Return on Capital Spread and the 3-year average of the actual risk management achievement levels during the period.

3 –	150% of target payout; based on achieving 2.15% Adjusted Return on Capital Spread and the 3-year average of the actual risk management achievement levels during the period.

4 –	200% of target payout; based on achieving 2.65% Adjusted Return on Capital Spread and the 3-year average of the actual risk management achievement levels during the period.

Awards will be considered by the Board of Directors at the end of the 3-year performance period (during the first quarter of 2013) and are to be paid to participants in cash.

Example of how award would be calculated for a Senior Vice President for 2010 EPUP

(50% weight) 3 yr. Average Risk Management Level Achieved: (200% of Target)	}	Percent of Target Payout: 150%	2010 Base Salary	Target EPUP Payout (% of Base Salary)	Payout % Based on Performance	EPUP Payment paid Q1 2013
(50% weight) 3 yr. Average Adjusted Return on Capital Spread Achieved: (Maximum or 100%)			$330,000 X	35% X	150% =	$173,250

Payments under this plan are subject to approval by the Board of Directors. To be eligible for the Executive Performance Unit Plan payment, participants must be employed with the Bank through the end of the 3-year performance period, except in the case of a voluntary normal retirement, a qualified long-term disability, or death. EPUP awards will be prorated for participants in position less than a full plan term, including participants who have a leave of absence greater than one month during the plan term. Any awards will be distributed as soon as administratively possible following the effective date of Board approval. All compensation and incentive plans are subject to review and revision at the Bank’s discretion. Such plans are reviewed regularly to ensure they are competitive and equitable. Executive Officer compensation and benefit programs are subject to Federal Housing Finance Agency review and oversight, and payments made under such programs may be subject to the Agency’s approval under applicable laws and regulations in effect from time to time.